Exhibit 4.15
DESCRIPTION OF VILLAGE SUPER MARKET, INC.'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
General
The following is a summary of the rights of our Class A common stock, no par value, Class B common stock, no par value, and preferred stock, no par value and certain provisions of New Jersey law. Village Super Market, Inc. (the "Company") is incorporated under the laws of the State of New Jersey. This summary is qualified in its entirety by the provisions of our restated certificate of incorporation (the "Certificate of Incorporation") and by-laws (the "By-Laws"), copies of which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, and by applicable provisions of New Jersey law.
Class A and Class B Common Stock
Voting Rights
Holders of our Class A common stock and Class B common stock have voting rights as set forth in our Certificate of Incorporation and By-Laws. Except as otherwise expressly provided in our Certificate of Incorporation or required by applicable law, on any matter that is submitted to a vote of our shareholders, holders of Class A common stock are entitled to one vote per share of Class A common stock and holders of Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock generally vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by New Jersey law or our Certificate of Incorporation.
Our Certificate of Incorporation expressly denies cumulative voting in the election of directors. Our directors are elected by a plurality of the votes cast at the annual meeting of the shareholders.
Except for the election of directors, the affirmative vote of the majority of votes cast at any meeting of the shareholders shall authorize any action, provided that no greater voting requirement is required by statute or the Certificate of Incorporation.
No Preemptive or Similar Rights
Holders of our Class A common stock and Class B common stock have no preemptive, conversion (other than as described under "Conversion and Transfer Restrictions" below), redemption, subscription or similar rights.
Conversion and Transfer Restrictions
Each share of Class B common stock is convertible at the option of the holder, on a share-for-share basis, into one share of Class A common stock. Shares of Class B common stock are not transferable except to another holder of Class B common stock, by will or other testamentary disposition, under the laws of intestacy, or pursuant to a resolution of the Board of Directors approving the transfer.
Dividends and Distributions
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to receive dividends when and as declared by the Board of Directors out of assets lawfully available therefor. Holders of Class B common stock are entitled to receive per share 65% of the dividends paid in cash or property to holders of Class A common stock. Any stock dividend or stock split must be made on an equal per share basis on both the Class A common stock and the Class B common stock.
Liquidation Rights
Except for rights which are granted to holders of other classes, in the event of liquidation or dissolution of the Company, holders of Class A common stock shall have the right to receive ratably all of the assets and funds of the Company. In the event of any distributions in liquidation or upon dissolution, holders of Class B common stock shall receive per share one hundred percent (100%) of the cash or property received by the holders of Class A common stock.

Capital Transactions
In the event of any other capital transaction, readjustment or reorganization, the Board of Directors shall take such action so that, on a per share basis, the relative voting, dividend and liquidation rights of the Class A common stock and the Class B common stock shall remain the same; however, any such action of the Board of Directors made in good faith shall be final.
Preferred Stock
Pursuant to our Certificate of Incorporation, ten million (10,000,000) shares have been designated as preferred stock, no par value. The preferred stock may be divided into such classes and such series as shall be established from time to time by resolutions of the Board of Directors and filed as an amendment to the Certificate of Incorporation, without any requirement of vote or class vote of shareholders. The Board of Directors shall have the right and power to establish and designate in any such class or series resolution, such priorities, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as it shall determine. The issuance of preferred stock could have the effect of restricting dividends on the Class A and Class B common stock, diluting the voting power of the Class A and Class B common stock, impairing the liquidation rights of the Class A and Class B common stock or delaying, deterring or preventing a change in control.
Anti-Takeover Effects of New Jersey Law and Our Certificate of Incorporation and By-Laws
Our Certificate of Incorporation and By-Laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of New Jersey law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.
Dual Class Stock. As described above, our Certificate of Incorporation provides for a dual class common stock structure. This structure provides certain shareholders with significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets.
Issuance of Undesignated Preferred Stock. As discussed above, our Board of Directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Special Meetings of Shareholders. Our By-Laws provide that special meetings of the shareholders may be called by the Board of Directors, or a majority thereof, or by the Chief Executive Officer. It shall be the duty of the Chief Executive Officer or the Board to call such meetings whenever so requested in writing by shareholders of record who hold shares possessing at least 50% of the voting power of all classes of stock of the Company entitled to vote at such meetings. The limitation on who may call a special meeting may delay the ability of our shareholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.
Election and Removal of Directors. Our By-Laws provide that directors are elected by a plurality of the votes cast at the annual meeting of shareholders. Our Certificate of Incorporation and By-Laws provide that any one or more of the directors may be removed, either with or without cause, at any time by a vote of the shareholders at a special meeting called for this purpose. A director may also be removed for cause by a vote of a majority of the entire Board and may be suspended until a final determination that cause exists. Our Certificate of Incorporation and By-Laws provide that vacancies occurring in the Board of Directors, including newly created directorships resulting from an increase in the size of the Board, shall be filled for the unexpired term by a majority vote of the remaining directors, even if less than a quorum.
No Cumulative Voting. Our Certificate of Incorporation expressly provides that holders of our capital stock do not have the right to cumulate their votes in the election of directors or for any other purpose. Without cumulative voting, a minority shareholder may not be able to gain as many seats on our Board of Directors as the shareholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on our Board of Directors to influence our Board of Directors' decision regarding a takeover.

Amendment of By-Laws. Our By-Laws may be amended, altered, repealed, rescinded or added to in any manner not inconsistent with the statutes of the State of New Jersey or the provisions of the Certificate of Incorporation by the Board of Directors without action or consents on the part of the shareholders. The ability of the Board to amend the By-Laws without shareholder approval could allow the Board to take defensive actions that may discourage or delay a change of control.
Indemnification of Directors and Officers. Our By-Laws provide that the Company shall indemnify all of its directors and officers, present and future, against their expenses (including attorneys' fees) and liabilities in connection with any proceeding involving the director or officer by reason of their being or having been a director or officer, subject to certain exceptions as set forth in the By-Laws. Our By-Laws further provide that the expenses (including attorneys' fees) of any director or officer in connection with any such action will be advanced by the Company upon receipt of an undertaking on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. Our Certificate of Incorporation further provides that the Company shall indemnify each director and officer to the full extent permitted by the New Jersey Business Corporation Act, and the full extent otherwise permitted by law, and that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, except for liability for (a) any breach of the duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) intentionally or knowingly authorizing any unlawful dividend or distribution, or (d) any transaction from which the director derived an improper personal benefit. These provisions may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might benefit us and our shareholders.
New Jersey Anti-Takeover Statute. We are subject to the provisions of the New Jersey anti-takeover statute, which is a type of "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits a New Jersey corporation from engaging in a business combination with an interested stockholder of the corporation for a period of five years following the person becoming an interested stockholder unless, prior to the stockholder becoming an interested stockholder, (i) the corporation's board of directors approved the business combination, or (ii) the corporation's board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder and any subsequent business combination with that interested stockholder is approved by both the board of directors, or a committee of the board, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of the interested stockholder, and the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose.
In addition, but not in limitation of the five-year restriction, if applicable, corporations such as the Company covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the person becoming an interested stockholder, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder at a meeting called for that purpose, the combination meets specified fair-price and other conditions set forth in the statute, or, if the board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder prior to its consummation, the combination is approved by both the board of directors, or a committee of the board, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of the interested stockholder, prior to the consummation of the combination, and the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose.
An "interested stockholder" for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the prior five-year period, was the owner of 10% or more of the voting power of the then outstanding stock of that corporation. The term "business combination" is defined broadly to include, among other things:
•the merger or consolidation of the corporation, or any of its subsidiaries, with the interested stockholder or any corporation that is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder;
•the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation's assets as measured by the statute; or
•the issuance or transfer by the corporation or any of its subsidiaries to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

The application of the New Jersey anti-takeover statute to us could delay, defer or prevent a change of control of the Company or discourage, impede or prevent a merger, tender offer, proxy contest or other transaction, even if such action would be favorable to the interests of our stockholders. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance.
The provisions of New Jersey law and the provisions of our Certificate of Incorporation and By-Laws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.